Exhibit 4.1
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH APPLICABLE LAW.
WARRANT TO PURCHASE STOCK

Company:	Latch, Inc.
Number of Shares:	1,000,000
Type/Series of Stock:	Common stock
Warrant Price:	$1.25 per share
Issue Date:	July 15, 2024
Expiration Date:	July 15, 2030

Credit Facility:    This Warrant to Purchase Stock (this “Warrant”) is issued in connection with that certain Amended and Restated Loan and Security Agreement of even date herewith among Customers Bank, HelloTech, Inc., and Company (as the same may be further amended, restated, or otherwise modified from time to time, the “Loan Agreement”).
THIS WARRANT CERTIFIES THAT Customers Bank (together with any successor or permitted assignee or transferee of this Warrant or of any shares issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares (the “Shares”) of the above-stated Type/Series of Stock (the “Class”) of Company at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant.
SECTION 1.EXERCISE.
1.1Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by Company), or other form of payment acceptable to Company for the aggregate Warrant Price for the Shares being purchased.
1.2Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Shares equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, Company shall issue to Holder such number of fully paid and non-assessable Shares as are computed using the following formula:
X = Y(A-B)/A
where:
X =    the number of Shares to be issued to Holder;
Y =    the number of Shares with respect to which this Warrant is being exercised (inclusive of the Shares surrendered to Company in payment of the aggregate Warrant Price);
A =    the Fair Market Value (as determined pursuant to Section 1.3 below) of one Share; and

B =    the Warrant Price.
1.3Fair Market Value. If Company’s common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”) and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to Company. If Company’s common stock is not traded in a Trading Market, the fair market value of a Share shall be as determined by the Company’s Board of Directors in their reasonable good faith judgment. The fair market value of a Share as determined pursuant to this Section 1.3 is referred to herein as the “Fair Market Value.” “Business Day” as used herein means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.
1.4Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, Company shall (a) instruct its transfer agent to issue the Shares to Holder in book entry form upon such exercise and (b) if this Warrant has not been fully exercised and has not expired, issue to Holder a new warrant of like tenor representing the Shares not so acquired.
1.5Replacement of Warrant. On receipt of evidence reasonably satisfactory to Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to Company or, in the case of mutilation, on surrender of this Warrant to Company for cancellation, Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.
1.6Treatment of Warrant Upon Acquisition of Company.
(a)For the purpose of this Warrant, “Acquisition” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of Company; (ii) any merger or consolidation of Company into or with another person or entity (other than a merger or consolidation effected exclusively to change Company’s domicile), or any other corporate reorganization, in which the stockholders of Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization; or (iii) any sale or other transfer by the stockholders of Company of shares representing at least a majority of Company’s then-total outstanding combined voting power.
(b)In the event of an Acquisition in which the consideration to be received by Company’s stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), either (i) Holder shall exercise this Warrant pursuant to Section 1.1 and/or Section 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if Holder elects not to exercise this Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition.
(c)Company shall provide Holder with written notice of its request relating to the Cash/Public Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which is to be delivered to Holder not less than five (5) Business Days prior to the closing of the proposed Cash/Public Acquisition. In the event Company does not provide such notice, then (i) if, immediately prior to the Cash/Public Acquisition, the Fair Market Value of one (1) Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and Company shall promptly notify Holder of the number of Shares (or such other securities) issued upon such exercise to Holder and Holder shall be deemed to have restated each of the representations and warranties in Section 4 of this Warrant as of the date thereof, and (ii) if, immediately prior to the Cash/Public Acquisition, the Fair Market Value of one (1) Share

(or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be less than the Warrant Price in effect on such date, then this Warrant shall automatically expire immediately prior to the consummation of such Cash/Public Acquisition.
(d)Upon the closing of any Acquisition other than a Cash/Public Acquisition, (i) if this Warrant is assumed by the successor entity, it shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant or (ii) if this Warrant is not assumed by the successor entity, at Holder’s option, either (A) the Company (or the successor entity) shall repurchase this Warrant from Holder for a cash purchase price equal to the product of the number of Shares for which this Warrant is then exercisable, multiplied by the total of (x) Fair Market Value of one (1) Share less (y) the then-effective Warrant Price, provided that if the repurchase price calculated under this clause (A) is less than zero, such repurchase price shall be deemed to be zero, or (B) Holder may deem this Warrant to have been automatically converted pursuant to Section 1.2 simultaneously with the closing of the Acquisition and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of Company.
(e)As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition, except to the extent that any such restriction (A) arises solely under federal or state securities laws, rules or regulations, and (B) does not extend beyond six (6) months from the closing of such Acquisition.
SECTION 2.ADJUSTMENTS TO THE SHARES AND WARRANT PRICE.
2.1Stock Dividends, Splits, Etc. If Company declares or pays a dividend or distribution on the outstanding shares of the Class, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of property that Holder would have received had Holder owned such Shares of record as of the date the dividend or distribution occurred. If Company subdivides the outstanding shares of the Class, by reclassification or otherwise, into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.
2.2Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding shares of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Shares been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.
2.3No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of this Warrant, Company shall round down to the nearest whole number of Shares to be issued to Holder.
2.4Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Shares, Company, at Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Shares and facts upon which such adjustment is based. Company shall, upon written request from Holder, furnish Holder with computations of such adjustment and the Warrant Price, Class and number of Shares in effect upon the date of such adjustment.
SECTION 3.REPRESENTATIONS AND COVENANTS OF COMPANY.
3.1Representations and Warranties. Company represents and warrants to, and agrees with, Holder as follows:
(a)[Reserved].
(b)All Shares which may be issued upon the exercise of this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of shares of the Class, common stock and other securities as will be sufficient to permit the exercise in full of this Warrant and the conversion of the Shares into common stock or such other securities.
(c)[Reserved].
3.2Notice of Certain Events. If Company proposes at any time to:
(a)declare any dividend or distribution upon the outstanding shares of the Class or common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b)offer for subscription or sale pro rata to holders of the outstanding shares of the Class any additional shares of any class or series of Company’s stock (other than pursuant to contractual pre-emptive rights) in connection with which Holder could purchase such additional shares if this Warrant were exercised;
(c)effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of the Class; or
(d)effect an Acquisition or to liquidate, dissolve or wind up;
then, in connection with each such event, Company shall give Holder:
(i)at least five (5) Business Days’ prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which holders of outstanding shares of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and
(ii)in the case of the matters referred to in (c) and (d) above at least five (5) Business Days’ prior written notice of the date when the same will take place (and specifying the date on which Holders of outstanding shares of the Class will be entitled to exchange their shares for the securities or other property deliverable upon the occurrence of such event).
Reference is made to Section 1.6(c) whereby this Warrant will be deemed to be exercised pursuant to Section 1.2 hereof if Company does not give written notice to Holder of a Cash/Public Acquisition as required by the terms hereof. Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements.
3.3[Reserved].
3.4[Reserved].
3.5[Reserved].
SECTION 4.REPRESENTATIONS, WARRANTIES OF HOLDER.
Holder represents and warrants to Company as follows:
4.1Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares. Upon exercise of this Warrant, the Holder shall, if so requested by the Company, confirm in writing, in a form satisfactory to the Company, that the securities issuable upon exercise of this Warrant are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act.
4.2Disclosure of Information. Holder is aware of Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.
4.3Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.
4.4Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act and Holder has delivered a certificate, dated as of the date hereof, from a duly authorized officer of Holder to such effect.
4.5The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act (or any state securities law) in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely, and Holder must therefore bear the economic risk of such investment indefinitely, unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act (“Rule 144”).
4.6No General Solicitation. Holder became aware of the offering of this Warrant and the Shares solely by means of direct contact between Holder and Company or by means of contact from the Company’s agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (collectively, “Representatives”). This Warrant and the Shares were offered to Holder solely by direct contact between Holder and Company or its Representatives. Holder acknowledges that this Warrant and the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Act or any state securities law.
4.7Tax Consequences. Holder has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences in connection with this Warrant and the transactions contemplated by this Warrant. With respect to such matters, Holder relies solely on any such advisors and not on any statements or representations of Company or any of its Representatives (and Holder agrees and acknowledges that neither Company nor any of its affiliates or representatives is offering any tax or other advice in connection with the Warrant). Holder understands that it (and not Company) shall be responsible for its own tax liability that may arise as a result of this Warrant and the transactions contemplated by this Warrant.
4.8Independent Investigation. Prior to the issuance of this Warrant, Holder has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and operations of Company. In making its determination to be issued this Warrant, Holder has relied and will solely rely upon the results of such independent investigation and verification and the representations and warranties of Company expressly and specifically set forth in Section 3 of this Warrant. Holder acknowledges that such representations and warranties by Company constitute the sole and exclusive representations and warranties of Company in connection with the issuance of this Warrant, and Holder understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or liabilities of Company) are specifically disclaimed by Company and hereby waived by Holder. Holder further understands and acknowledges that, except for the representations and warranties of Company expressly and specifically set forth in Section 3, neither Holder nor any other person has relied on any information, document or material or any representation or warranty or statement not expressly set forth herein.
SECTION 5.MISCELLANEOUS.
5.1Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Eastern Time, on the Expiration Date and shall be void thereafter.
5.2Legends. The Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall include a legend in substantially the following form:
THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY CUSTOMERS BANK, DATED AS OF July 15, 2024, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH APPLICABLE LAW.
In connection with a transfer of the Shares issued upon the exercise of this Warrant in reliance on Rule 144, Holder and its broker shall deliver to the Company representation letters providing to Company any information Company reasonably deems necessary to determine that such sale is made in compliance with Rule 144, including, as may be appropriate, certifications that such Holder is not an affiliate of Company (as defined in Rule 144) and certifications as to the length of time the applicable equity interests have been held. Upon receipt of such representation letters, Company shall promptly remove the restrictive legend on the Shares.
5.3Limitation on Transferability of this Warrant. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any)

may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee. Holder may transfer this Warrant to an affiliate of Holder as defined in Rule 12B-2 under the Exchange Act. Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder (as defined in Rule 12B-2 under the Exchange Act) or if there is no material question as to the availability of Rule 144 promulgated under the Act. Any Holder may transfer this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Shares, if any) to any non-affiliated transferee in connection with the merger, sale, or transfer of all of the equity interests in, or all or substantially all of the property and assets of (or all or substantially all of the property and assets representing a business unit or business line of), such Holder, provided such Holder will give Company notice of such transfer and Holder will surrender this Warrant to Company for reissuance to the non-affiliated transferee(s). By acceptance of this Warrant, any subsequent non-affiliated transferee shall agree in writing with Company to be bound by all of the terms and conditions of this Warrant.
5.4Rights of Stockholders. Except as expressly provided herein, no Holder of this Warrant shall be entitled, by virtue of being a Holder, to vote or receive dividends or be deemed a Holder of Shares or any other securities of Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon a Holder of this Warrant, as such, any of the rights of a stockholder of Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.
5.5Tax Matters. Holder shall provide Company with a properly completed and executed Internal Revenue Service Form W-9 or W-8, as applicable, at the time of (or prior to) the issuance of this Warrant and shall deliver such other documentation prescribed by applicable law or reasonably requested by Company as will enable Company to determine whether or not Holder is subject to withholding or information reporting requirements. Company shall be entitled to deduct and withhold taxes on all payments, deliveries and distributions (including deemed distributions) with respect to this Warrant (or upon the exercise thereof) to the extent required by applicable law. To the extent that any amounts are withheld, such withheld amounts shall be treated for all purposes of this Warrant as having been paid to the person in respect of whom such deduction and withholding was made. If Company pays any withholding on behalf of Holder, Holder shall pay or reimburse the Company for such withholding, and Company may, at its option, set off such payments against any payment or delivery in respect of this Warrant or any Shares issued upon exercise of this Warrant or any sales proceeds received by, or other funds or assets of, the Holder.
5.6Notices. All notices shall be deemed delivered and effective (a) when given personally, (b) upon actual receipt if given by electronic mail and such receipt is confirmed in writing by the recipient, or (c) on the first Business Day following delivery to a reliable overnight courier service, in any case at such address as may have been furnished to Company or Holder, as the case may be, in writing by Company or such Holder from time to time in accordance with the provisions of this Section. All notices to Holder shall be addressed as follows until Company receives notice of a change of address in connection with a transfer or otherwise:
Customers Bank
701 Reading Avenue
West Reading, PA 19611
Attn: Taylor Wanty
Email:    _____________

Notice to Company shall be addressed as follows until Holder receives notice of a change in address:

Latch, Inc.
1220 N. Price Road, Suite 2
Olivette, MO 63132
Attention: Legal Department
Telephone: (314) 200-5218
Email: _____________

With a copy, which shall not constitute notice, to:

Bryan Cave Leighton Paisner LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, MO 63102
Attention: Ashley Baker
Email: _____________

5.7Amendment. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.
5.8Attorney’s Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
5.9Counterparts; Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically shall be binding to the same extent as an original signature page.
5.10Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Stock to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

Latch, Inc.

By:	/s/ Priyen Patel
Name: Priyen Patel
Title: General Counsel

“HOLDER”

Customers Bank

By:	/s/ Taylor Wanty
Name: Taylor Wanty
Title: Vice President

[Signature Page to Warrant to Purchase Stock]

APPENDIX 1

NOTICE OF EXERCISE
1.    The undersigned Holder hereby exercises its right purchase ___________ shares of the Common Stock of Latch, Inc. (“Company”) in accordance with the attached Warrant to Purchase Stock, and tenders payment of the aggregate Warrant Price for such shares as follows:
[ ]    check in the amount of $________ payable to order of Company enclosed herewith
[ ]    Wire transfer of immediately available funds to Company’s account
[ ]    Cashless Exercise pursuant to Section 1.2 of the Warrant
[ ]    Other [Describe] __________________________________________
2.    Please issue a certificate or certificates representing the Shares in the name specified below:

Holder’s Name

(Address)
3.    By its execution below and for the benefit of Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Stock as of the date hereof.

HOLDER:

By:

Name:

Title:

Date: